                                                          EXHIBIT 10(iii).24

                              SEPARATION AGREEMENT

         DREILING, as used herein, refers to Richard W. Dreiling, and his marital community, heirs, executors, administrators and assigns.

         SAFEWAY, as used herein, refers to Safeway Inc., and its successors and assigns, subsidiaries, divisions, directors, officers, managers, agents and employees, and each of them.

         WHEREAS Dreiling and Safeway desire to terminate their employment relationship on mutually agreeable terms, as set forth in this Separation Agreement ("Agreement"); and

         WHEREAS Safeway desires to acknowledge Dreiling's contributions to the company during the course of his employment; and

         WHEREAS Dreiling desires to compromise, settle and fully release any and all claims which he may have against Safeway related in any way to his employment with Safeway, any term or condition of that employment, or the termination of that employment;

         NOW THEREFORE, Dreiling and Safeway freely and voluntarily enter into and execute this Agreement in consideration of the following terms and conditions:

         A. Leave of Absence. Except as provided in Paragraph F, below, Dreiling will be on leave of absence from January 5, 2003 through and including May 30, 2006. During the period from January 5, 2003 through January 2, 2004, Safeway will pay to Dreiling, in weekly installments payable in accordance with normal Company payroll cycles, severance in the gross amount of $10,350 per week (equivalent to $538,200 per year, Dreiling's current base salary), less tax withholdings and authorized deductions. In consideration of Dreiling's work in connection with Safeway's plan for 2003, Safeway will pay to Dreiling the greater of (a) 75%, or (b) such other amount determined by Safeway in the ordinary course, of his maximum bonus for the year 2003, such amount to be paid in 52 weekly installments from January 2, 2004 through December 31, 2004. Dreiling may elect to have such weekly payments mailed to his home address or direct-deposited to his bank. For services rendered in 2002, Dreiling shall be eligible for a bonus equal to the maximum percentage bonus payment, if any, which Safeway may hereafter elect to make under the bonus plan applicable to Dreiling as an Executive Vice President; said bonus, if any, to be paid in March of 2003. Dreiling shall not be paid a bonus for work performed in any year thereafter except as set forth in this Paragraph.

         B. Vacation. On or about January 5, 2003, Dreiling shall be paid for all accrued vacation benefits earned, but unused, up to that time and shall thereafter cease to accrue any vacation benefits.

                                                          EXHIBIT 10(iii).24

         C. Benefits. During the leave of absence period provided for in Paragraph A, above, Dreiling's retirement, 401(k), group health (i.e. medical, dental, orthodontia and vision) and stock option coverages will remain in effect, on the same terms and conditions on which such coverages are made available to salaried Safeway employees, including Dreiling's payment of any premiums, deductibles or co-payments allocable to him as a benefit plan participant. After December 31, 2004, Dreiling shall make direct payments to Safeway for his employee benefit contributions. Dreiling's right to continued group health plan coverage after the effective date of his resignation of employment in accordance with Paragraph 1, below, shall be governed by COBRA. Releasor will no longer be eligible for active participation in the life insurance or Long-Term Disability plans as of January 31, 2003.

         D. Outplacement. At Safeway's expense, Dreiling will be eligible for a 12-month, executive level outplacement assistance program through the Lee Hecht Harrison firm.

         E. New Employment. Dreiling's leave of absence shall end immediately upon Dreiling's commencement of employment with an employer other than Safeway. Upon such commencement of employment, (1) Dreiling shall cease employment with Safeway; (2) Safeway shall pay to Dreiling in a lump sum any remaining amounts payable to Dreiling under Paragraph A, above (unless Dreiling's new employment is as described in Paragraph F, below); (3) Dreiling's coverage under all Safeway benefit plans or programs shall cease, subject to COBRA, including any further retirement plan accruals; and (4) Dreiling's stock option participation and vesting shall cease, triggering Dreiling's obligation to exercise any vested stock options within 90 days. Dreiling agrees promptly (within 5 days or less) to notify Safeway if he commences any new employment or undertakes any activity that would result in the termination of his leave of absence in accordance with this Paragraph.

         F. Termination of Payments. Dreiling's entitlement to any weekly payment under Paragraph A, and/or any lump sum payment under Paragraph E, of this Agreement shall end, and Safeway shall have no further obligations to Dreiling, immediately upon Dreiling's commencement of employment with, or undertaking to provide any paid or unpaid consulting services to, any person or entity, other than Safeway, that is engaged in or is preparing to engage in the food and/or drug retailing business, and that competes directly or indirectly with Safeway in any geographical location regardless of whether that is the geographical location in which Dreiling is assigned to work.

         G. Relocation Benefits. In the event that Dreiling commences new employment (unless Dreiling's new employment is as described in Paragraph F, above) prior to the termination of his leave of absence, Safeway shall provide Dreiling with the benefits of Safeway Relocation Policy Level 1 - Movement of Household Goods, provided that such benefits are not provided by Dreiling's new employer.

         In consideration of the foregoing, Dreiling agrees as follows:

                                                          EXHIBIT 10(iii).24

         1. Resignation. Dreiling agrees to, and hereby does, resign his position as an officer of Safeway effective January 5, 2003. Dreiling further agrees to, and hereby does, resign his Safeway employment effective the earlier of: (a) the date on which Dreiling's leave of absence ends in accordance with Paragraph E of this Agreement; or (b) May 30, 2006.

         2. Release of Claims. Dreiling hereby releases and forever discharges Safeway of and from any and all claims, demands, actions, causes of action, damages and liabilities (all hereinafter referred to as "claims"), whether or not now known, suspected or claimed, which Releasor ever had, now has, or may hereafter claim to have had against Safeway, relating in any way to his employment with Safeway, or any status, term or condition of such employment or the termination of that employment. This release of claims is expressly intended to, and does, extend to and include, but is not limited to, claims under: Title VII of the Civil Rights Act of 1964, as amended; the Equal Pay Act, as amended; the Fair Labor Standards Act, as amended; the Age Discrimination in Employment Act of 1967, as amended; the Americans With Disabilities Act, as amended; the Employee Retirement Income Security Act, as amended; the Older Workers Benefit Protection Act, as amended; the California Fair Employment and Housing Act, as amended; the California Labor Code; and any other federal, state or local statutes, ordinances or regulations prohibiting any form or forms of discrimination in employment and/or relating to the payment of wages and benefits. This release also extends to and includes, but is not limited to, any claims by Dreiling for: breach of any express or implied written or oral contract; intentional or negligent infliction of emotional distress; impairment or interference with economic activities or opportunities; unlawful interference with employment rights; defamation; wrongful termination; wrongful discharge in violation of public policy; breach of any express or implied covenant of good faith and fair dealing; and any and all other common law contract and/or tort claims.

         3. Covenant Not to Sue. Dreiling covenants and agrees never, individually or with any other person or in any way, voluntarily to commence, aid in any way, prosecute or cause or permit to be commenced or prosecuted against Safeway any action or other proceeding based upon any claim which is covered by this Agreement.

         4. Sole Right to Claims. Dreiling represents and warrants that no other person had or has any interest in the claims referred to in this Agreement; that he has the sole right and exclusive authority to execute this Agreement; and that he has not sold, assigned, transferred, conveyed or otherwise disposed of any claim or demand relating to any matter covered by this Agreement.

         5. No Admission of Liability. Dreiling acknowledges and understands that the consideration referred to herein is provided without admission or concession by Safeway of any violation of any law or liability to Dreiling; that said consideration satisfies and fully extinguishes any obligations owed to him by Safeway under any prior contract or agreement, and

                                                          EXHIBIT 10(iii).24

that said consideration provides him with valuable benefits in addition to any to which he already is entitled under Safeway's employee benefit plans or otherwise.

         6. Release of Unknown Claims. Dreiling expressly waives any right or benefit available in any capacity under the provisions of Section 1542 of the California Civil Code, which section provides:

         "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

         7. No Other Consideration. Dreiling acknowledges and agrees that no consideration other than as provided for in this Agreement has been or will be paid or furnished by Safeway; that he will make no claim and hereby waives any right he may now have or may hereafter have, based upon any alleged oral alteration, amendment, modification or any other alleged change in this Agreement; and that Dreiling understands and has freely and voluntarily entered into and executed this Agreement.

         8.       Dreiling's Rights. Releasor understands and agrees that:

                  a. he has a period of twenty-one (21) days to consider this Agreement and determine whether he wishes to execute the same;

                  b. any rights or claims that may arise after the date of this Agreement are not waived by his execution of the Agreement;

                  c. he is advised carefully to consider the terms of this Agreement and to consult with an attorney of his choice before signing this Agreement;

                  d. he has a period of seven (7) days after his execution of the Agreement within which he may revoke the Agreement and that the Agreement shall not become effective or enforceable until the seven-day revocation period has expired; and

                  e. in the event that Dreiling fails timely to execute this Agreement and return the executed original thereof to Safeway, or if Dreiling timely exercises the right of revocation provided for in Paragraph 8(d), above, then Safeway shall be relieved of any and all obligations to Dreiling under this Agreement.

         9. Confidential Information. Dreiling covenants and agrees that, without the express written consent of an executive officer of Safeway, he will not at any time reveal any confidential

                                                          EXHIBIT 10(iii).24

or proprietary information about Safeway obtained during the course of his employment with Safeway.

         10. Cooperation in Lawsuits. Dreiling covenants and agrees that he will cooperate fully when and as reasonably required by Safeway in the defense or prosecution of any claims, charges, complaints or lawsuits that have been or may hereafter be filed by or against Safeway, in which event Safeway will indemnify Dreiling in the same manner and to the same extent as he if were still employed by Safeway. Such cooperation will include, but is not limited to, meeting with Safeway's counsel and being available for deposition and/or trial testimony upon reasonable notice. Safeway agrees to reimburse Dreiling for reasonable expenses incurred by him in furnishing such cooperation.

         11. Injunctive Relief. Dreiling understands and agrees that a breach of any of the covenants set forth in paragraphs 3, 9 and 10, above, shall be a material breach of the Agreement, for which Safeway may, at its sole option: i) immediately cease providing to Dreiling any of the benefits provided for in this Agreement; and/or ii) seek injunctive relief, damages, attorneys' fees and costs.

Dated: January 6, 2003                      /s/ Richard W. Dreiling
                                            -----------------------
                                            Richard W. Dreiling

Dated: January 6, 2003                      Safeway Inc.

                                            /s/ Robert A. Gordon
                                            --------------------
                                            By: Robert A. Gordon

                                            Its: Senior Vice President &
                                                 General Counsel